     Titan International, Inc.
1525 Kautz Road, Suite 600
West Chicago, IL 60185
INVESTOR CONTACT:
Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Thursday, July 29, 2021

Titan International, Inc. Reports Second Quarter 2021 Net Sales Up 53 Percent YoY

Highlights
•Net sales were $438.6 million, a $152.5 million (53.3%) YoY increase, the highest quarterly sales since 2014
•Gross margin was 14.0%, up from 10.4% in Q2 of the prior year
•Income from operations was $23.7 million, a $26.8 million YoY improvement, the strongest performance in more than eight years
•Adjusted EBITDA was $37.4 million as compared to $13.3 million in Q2 of the prior year, a $24 million YoY improvement
•First half net sales increased by $215 million YoY, or 35%, demonstrating capability to adjust quickly to meet market demands

QUINCY, ILLINOIS, July 29, 2021 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported financial results for the second quarter ended June 30, 2021, highlighted by the strongest quarterly operating performance since 2013.

Paul Reitz, President and Chief Executive Officer commented “I am proud of how we continue to grow stronger as a Company and this is highlighted by our tremendous financial performance in the second quarter. Our sales increased by over 53 percent from last year and more importantly increased 9 percent from the first quarter this year as our adjusted EBITDA improved by more than $11 million sequentially to over $37 million this quarter. Despite the continuing supply chain and labor challenges, the Titan team persevered through the noise, and delivered impressive results in the second quarter. These results come after both strategic actions and significant efforts to reposition and transform Titan to achieve greater long-term success. Our end-markets currently are very buoyant, with strong fundamentals present for a sustained runway for elevated activity through this year and beyond.

“During the second quarter, both our Agriculture and Earthmoving/Construction segments experienced strong sales volume growth even beyond the first quarter higher levels. In Ag, dealer inventories remain tight, used and new equipment pricing continues to increase, and the overall large equipment fleet is aged. From our viewpoint, Ag growth continues to build momentum across the globe, with our customers starting to provide us with indications of continued strength into 2022. We see momentum in large Ag products where orders have increased throughout the quarter and should keep moving in a further positive direction as the large Ag equipment market is still roughly 25 percent below long-term averages. Farm commodity prices remain at historically elevated levels, which should also support sustained market activity for Titan for the foreseeable future. Our earthmoving and construction end-markets continue to look promising as our undercarriage business continues on a strong pace and early 2022 indications are healthy with increased infrastructure and ramping construction activities being the primary driving forces.

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“We completed the refinancing of our $400 million bonds during the second quarter, extending the maturity to 2028. This move, along with the actions we had taken previously, position us well for the future by providing stability to manage the business. With our strong second quarter and first half results, Titan is set to deliver adjusted EBITDA north of $120 million this year, with opportunities for further growth next year. We have worked tirelessly to position ourselves well with our customers to support their increasing needs, and we believe we are in a unique situation at this time to capitalize on our reinvigorated strength to drive growth and increased financial results that our investors expect and deserve.”

Results of Operations

Net sales for the second quarter ended June 30, 2021, were $438.6 million, compared to $286.1 million in the comparable quarter of 2020, an increase of 53.3 percent driven by sales increases in the agricultural and earthmoving/construction segments. Overall net sales volume and product price and mix was up 33.2 percent and 17.2 percent, respectively, from the comparable prior year quarter. The increase in net sales was also favorably impacted by foreign currency translation, which positively impacted net sales by 2.9 percent or $8.2 million. On a constant currency basis, net sales for the second quarter 2021 would have been $430.5 million.

Net sales for the six months ended June 30, 2021 were $842.2 million, compared to $627.6 million in the comparable period of 2020, an increase of 34.2 percent driven by sales increases in the agricultural and earthmoving/construction segments. Overall net sales volume and product price and mix was up 23.3 percent and 10.5 percent, respectively, from the comparable period of 2020. On a constant currency basis, net sales for the first six months of 2021 would have been $839.7 million.

Overall net sales volume and product price and mix improved for both the three and six months ended June 30, 2021 as compared to the prior year periods due to market growth in the agricultural and earthmoving/construction segments. Pricing increases have been implemented because of rising raw material costs and other inflationary impacts in the markets, including freight. The contributing factors to the increase in demand were increased commodity prices, lower equipment inventory levels and pent up demand following the economic impacts of the COVID-19 pandemic during 2020. Lower sales volumes during the first half of 2020 were primarily caused by continued weakness in the commodity markets and the effect of the COVID-19 pandemic which caused significant uncertainty for customers in most geographies, most notably OEM customers.

Gross profit for the second quarter ended June 30, 2021 was $61.5 million, compared to $29.9 million in the comparable prior year period. Gross margin was 14.0 percent of net sales for the quarter, compared to 10.4 percent of net sales in the comparable prior year period. The increase in gross profit and margin was driven by the impact of increases in sales volume, as described previously, favorably impacting overhead absorption. In addition, cost reduction initiatives have been executed across global production facilities, in the last year, somewhat reflecting COVID-19 pandemic responses.

Gross profit for the six months ended June 30, 2021 was $114.7 million, or 13.6% of net sales, an increase of $57.6 million compared to $57.1 million, or 9.1% of net sales, for the six months ended June 30, 2020. The increase in gross profit and margin was driven by the impact of increases in sales volume and cost reduction initiatives executed across the business. Gross profit was negatively impacted by $2.8 million, as a result of abnormal natural gas price increases for our North American operations due to unprecedented unfavorable weather conditions experienced during a few weeks in February 2021 in large portions of the Southwest and Midwest regions of the United States.

Selling, general, administrative, research and development (SGARD) expenses for the second quarter of 2021 were $35.1 million, compared to $30.6 million for the comparable prior year period. As a percentage of net sales, SGARD was 8.0 percent, compared to 10.7 percent for the comparable prior year period. The increase in SGARD

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was driven primarily by an increase in other employee-related costs on improved operating performance and growth in sales and unfavorable foreign currency impacts primarily in Europe and the United Kingdom.

SGARD for the six months ended June 30, 2021 were $71.7 million, or 8.5 percent of net sales, compared to $64.9 million, or 10.3 percent of net sales, for the six months ended June 30, 2020.  The increase in SGARD was driven primarily by investments to improve our supply chain and logistics processes, an increase in other employee-related costs on improved operating performance and growth in sales and unfavorable foreign currency impacts primarily in Europe and the United Kingdom.

Income from operations for the second quarter of 2021 was $23.7 million, or 5.4 percent of net sales, compared to a loss of $3.1 million, or 1.1 percent of net sales, for the second quarter of 2020.  Income from operations for the six months ended June 30, 2021 was $38.0 million, compared to loss from operations of $12.7 million for the six months ended June 30, 2020. The increase in income was primarily due to the higher sales and improvements in gross profit margins.

The Company refinanced it senior secured notes during the second quarter for 2021, and completed a call and redemption of all of its outstanding $400 million principal amount of Titan's 6.50 percent senior secured notes due 2023. As a result, the call premium plus a write-off of previously unamortized costs related to the senior secured notes of $16.0 million was recorded in the income statement for the three and six months ended June 30, 2021.

Foreign exchange loss was $0.8 million for the three months ended June 30, 2021, compared to income of $8.8 million for the three months ended June 30, 2020. Foreign exchange gain was $8.7 million for the six months ended June 30, 2021, compared to a loss of $8.4 million for the six months ended June 30, 2020. The foreign exchange loss experienced during the three months ended June 30, 2021 is the result of the unfavorable movements in foreign currency exchange rates in many of the geographies in which we conduct business as compared to the same period in 2020. The foreign exchange gain experienced during the six months ended June 30, 2021 was related to realized foreign currency gains associated with an ongoing initiative to rationalize Titan's legal entity structure and ongoing management of the intercompany capital structure as well as a favorable impact of the movement of foreign exchange rates. The foreign exchange loss experienced for the six months ended June 30, 2020 were the result of the translation of intercompany loans at certain foreign subsidiaries, which are denominated in local currencies rather than the reporting currency, which is the United States dollar. Since such loans are expected to be settled at some point in the future, these loans are adjusted each reporting period to reflect the current exchange rates. During the first quarter of 2020, we had settled a number of intercompany loans as part of a loan restructuring initiative with a resulting foreign exchange loss, which is reflected in the total foreign exchange loss recognized for the first quarter of 2020.

The second quarter of 2021 net loss applicable to common shareholders was a loss of $2.8 million, equal to a loss of $0.04 per basic and diluted share, compared to loss of $5.0 million, equal to a loss of $0.08 per basic and diluted share, in the comparable prior year period. Net income applicable to common shareholders for the six months ended June 30, 2021, was $10.8 million, equal to income per basic share of $0.18 and income per diluted share of $0.17, compared to a loss of $30.5 million, equal to a loss of $0.50 per basic and diluted share, in the comparable prior year period.

Non-GAAP Financial Measures

Adjusted net income applicable to common shareholders for the second quarter of 2021 was income of $14.0 million, equal to income per basic share of $0.23 and income per diluted share of $0.22, compared to a loss of $10.5 million, equal to a loss of $0.17 per basic and diluted share, in the second quarter of 2020. Adjusted net income applicable to common shareholders for the first six months of 2021 was $18.1 million, equal to income of $0.29 per basic and diluted share, compared to loss of $21.1 million, equal to a loss of $0.35 per basic and diluted share, for the first six months of 2020. The Company utilizes adjusted net income applicable to shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income (loss)

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applicable to common shareholders and adjusted net income (loss) applicable to common shareholders can be found at the end of this release.

Adjusted EBITDA was $37.4 million for the second quarter of 2021, compared to $13.3 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended			Six months ended
	June 30,			June 30,
	2021	2020	% Increase/(Decrease)	2021	2020	% Increase/(Decrease)
Net sales	$231,504	$147,267	57.2%	$440,263	$320,206	37.5%
Gross profit	35,291	15,613	126.0%	65,080	29,640	119.6%
Profit margin	15.2%	10.6%	43.4%	14.8%	9.3%	59.1%
Income from operations	20,789	6,992	197.3%	36,072	8,867	306.8%

During the quarter ended June 30, 2021, net sales volume and product price and mix was up 35.8 percent and 21.8 percent, respectively, from the comparable prior year quarter due to demand in the market, reflective of improved farmer income, an aging large equipment fleet and lower equipment inventory levels within the equipment dealer channels. Pricing is primarily reflective of increases in raw material and other inflationary cost increases in the markets, including freight. The increase in gross profit and margin is primarily attributable to the impact of increases in sales volume as described previously and cost reduction initiatives executed across global production facilities following the COVID-19 pandemic.

During the six months ended June 30, 2021, net sales volume and product price and mix was up 24.5 percent and 15.5 percent, respectively, from the comparable prior year period due to increased demand in the market, reflective of the same impacts described for the second quarter of 2021 and 2020. Pricing is primarily reflective of rising raw material costs and other inflationary cost increases in the markets, including freight. The overall increase in net sales was partially offset by unfavorable currency translation, primarily in Latin America and Russia of 2.6 percent. The increase in gross profit and margin is primarily attributable to the favorable impact of increases in sales volume as described previously and cost reduction initiatives executed across global production facilities following the COVID-19 pandemic.

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Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended			Six months ended
	June 30,			June 30,
	2021	2020	% Increase/(Decrease)	2021	2020	% Increase/(Decrease)
Net sales	$176,715	$112,457	57.1%	$341,522	$249,379	36.9%
Gross profit	22,328	11,614	92.3%	42,070	22,368	88.1%
Profit margin	12.6%	10.3%	22.3%	12.3%	9.0%	36.7%
Income (loss) from operations	7,462	(1,902)	492.3%	13,037	(5,817)	324.1%

During the quarter ended June 30, 2021, the increase in earthmoving/construction net sales was driven by increased volume and product price and mix of 38.3 percent and 11.4% percent respectively, which was primarily due to improvements of global economic conditions and recovery in construction markets, including the return to normalized supply and demand levels in light of the COVID-19 pandemic. For the three months ended June 30, 2020, the direct impact of COVID-19 accounted for approximately $26 million of the sales decrease due to plant shutdowns and market disruptions in Europe, Asia and Latin America, which did not repeat during the second quarter of 2021. Net sales was also favorably impacted by foreign currency translation in Europe, which increased net sales by 7.5 percent. The increase in gross profit and margin was primarily driven by the increased sales volume and continued improved production efficiencies.

During the six months ended June 30, 2021, the increase in earthmoving/construction sales was driven by increased volume and product price and mix of 27.8 percent and 4.1 percent, respectively, which was primarily due to continued market recovery, as previously discussed. For the six months ended June 30, 2020, the direct impact of COVID-19 accounted for approximately $40 million of the sales decrease due to plant shutdowns and market disruptions in Europe, Asia and Latin America, which did not repeat during the first half of 2021. Net sales was also favorably impacted by foreign currency translation in Europe, which increased net sales by 5.1 percent. The increase in gross profit and margin was primarily driven by the increased sales volume and continued improved production efficiencies.

Consumer Segment

(Amounts in thousands)	Three months ended			Six months ended
	June 30,			June 30,
	2021	2020	% Increase/(Decrease)	2021	2020	% Increase/(Decrease)
Net sales	$30,420	$26,409	15.2%	$60,372	$58,048	4.0%
Gross profit	3,851	2,640	45.9%	7,585	5,103	48.6%
Profit margin	12.7%	10.0%	27.0%	12.6%	8.8%	43.2%
Income (loss) from operations	1,881	1,425	32.0%	3,548	1,000	254.8%

During the quarter ended June 30, 2021, the increase in net sales was driven by favorable product price and mix impact to net sales of 17.1 percent. The increase was partially offset by unfavorable volume impacts to net sales of 3.1 percent reflecting lower sales volume mainly in Europe, as production has been allocated toward the agriculture and construction markets, due to significant increases in demand. The increase in gross profit and margin was due primarily to increased product price and mix.

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During the six months ended June 30, 2021, the increase in net sales was driven by favorable product price and mix impact to net sales of 10.0 percent. The increase was partially offset by unfavorable foreign currency and volume impacts to net sales of 3.7 percent and 2.3 percent, respectively. The unfavorable foreign currency impact was primarily due to devaluation of Latin American currencies against the US Dollar. The increase in gross profit and margin was due primarily to increased product price and mix.

Financial Condition

The Company ended the second quarter of 2021 with total cash and cash equivalents of $95.8 million, compared to $117.4 million at December 31, 2020. Long-term debt at June 30, 2021, was $452.7 million, compared to $433.6 million at December 31, 2020. Short-term debt was $34.3 million at June 30, 2021, compared to $31.1 million at December 31, 2020. Net debt (total debt less cash and cash equivalents) was $391.2 million at June 30, 2021, compared to $347.3 million at December 31, 2020. The increase in net debt during the first six months of 2021 was primarily due to managed investments in working capital to support the business growth as well as approximately $19 million paid in connection with the refinancing of the senior notes during the second quarter and a $9.2 million legal settlement paid in February.

Net cash used by operating activities for the first six months of 2021 was $17.5 million, compared to net cash provided by operations of $5.5 million for the comparable prior year period. Capital expenditures were $14.6 million for the first six months of 2021, compared to $8.4 million for the comparable prior year period. Capital expenditures during the first six months of 2021 and 2020 represent equipment replacement and improvements, along with new tools, dies and molds related to new product development. The overall capital outlay for 2021 is expected to increase as the Company seeks to enhance the Company's existing facilities and manufacturing capabilities and drive productivity gains following suppression of capital outlay in 2020 as a result of the COVID-19 pandemic and reduction of business activity.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the second quarter financial results on Thursday, July 29, 2021, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$438,639	$286,133	$842,157	$627,633
Cost of sales	377,169	255,259	727,422	566,936
Asset impairment	—	1,007	—	3,586
Gross profit	61,470	29,867	114,735	57,111
Selling, general and administrative expenses	32,566	28,441	66,594	60,398
Research and development expenses	2,528	2,132	5,081	4,542
Royalty expense	2,657	2,395	5,110	4,875
Income (loss) from operations	23,719	(3,101)	37,950	(12,704)
Interest expense	(8,598)	(7,906)	(16,121)	(15,826)
Loss on senior note repurchase	(16,020)	—	(16,020)	—
Foreign exchange (loss) gain	(768)	8,836	8,709	(8,406)
Other income (expense)	1,232	(492)	864	6,829
(Loss) income before income taxes	(435)	(2,663)	15,382	(30,107)
Provision for income taxes	1,991	1,980	4,585	2,035
Net (loss) income	(2,426)	(4,643)	10,797	(32,142)
Net income (loss) attributable to noncontrolling interests	347	402	(4)	(1,611)
Net (loss) income attributable to Titan and applicable to common shareholders	(2,773)	(5,045)	10,801	(30,531)

(Loss) income per common share:
Basic	$(.04)	$(.08)	$.18	$(.50)
Diluted	$(.04)	$(.08)	$.17	$(.50)
Average common shares and equivalents outstanding:
Basic	61,717	60,602	61,592	60,481
Diluted	61,717	60,602	62,480	60,481

Dividends declared per common share:	$—	$—	$—	$.005

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	June 30, 2021	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$95,804	$117,431
Accounts receivable, net	265,729	193,014
Inventories	345,339	293,679
Prepaid and other current assets	65,368	54,475
Total current assets	772,240	658,599
Property, plant and equipment, net	310,210	319,854
Operating lease assets	19,393	24,356
Deferred income taxes	2,780	2,591
Other assets	22,815	26,484
Total assets	$1,127,438	$1,031,884

Liabilities
Current liabilities
Short-term debt	$34,296	$31,119
Accounts payable	239,001	167,210
Other current liabilities	140,316	131,382
Total current liabilities	413,613	329,711
Long-term debt	452,730	433,584
Deferred income taxes	4,278	3,895
Other long-term liabilities	53,640	63,429
Total liabilities	924,261	830,619

Redeemable noncontrolling interest	25,000	25,000

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 62,288,637 issued at June 30, 2021 and 61,466,593 at December 31, 2020)	—	—
Additional paid-in capital	534,697	532,742
Retained deficit	(124,224)	(135,025)
Treasury stock (at cost, 80,876 shares at June 30, 2021 and 89,612 shares at December 31, 2020)	(1,121)	(1,199)
Accumulated other comprehensive loss	(227,802)	(217,254)
Total Titan shareholders’ equity	181,550	179,264
Noncontrolling interests	(3,373)	(2,999)
Total equity	178,177	176,265
Total liabilities and equity	$1,127,438	$1,031,884

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Six months ended June 30,
Cash flows from operating activities:	2021	2020
Net income (loss)	$10,797	$(32,142)
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
Depreciation and amortization	24,918	27,119
Asset impairment	—	3,586
Deferred income tax provision	198	(2,111)
(Gain) loss on fixed asset and investment sale	(485)	703
Gain on property insurance settlement	—	(4,936)
Loss on senior note repurchase	16,020	—
Stock-based compensation	1,380	1,071
Issuance of stock under 401(k) plan	681	615
Foreign currency translation (gain) loss	(9,665)	8,122
(Increase) decrease in assets:
Accounts receivable	(72,765)	(22,383)
Inventories	(53,080)	23,051
Prepaid and other current assets	(10,350)	(2,491)
Other assets	3,154	844
Increase (decrease) in liabilities:
Accounts payable	71,051	(11,568)
Other current liabilities	7,993	19,180
Other liabilities	(7,334)	(3,159)
Net cash (used for) provided by operating activities	(17,487)	5,501
Cash flows from investing activities:
Capital expenditures	(14,637)	(8,402)
Sale of Wheels India Limited shares	—	15,722
Proceeds from property insurance settlement	—	4,936
Proceeds from sale of fixed assets	749	200
Other	—	(558)
Net cash (used for) provided by investing activities	(13,888)	11,898
Cash flows from financing activities:
Proceeds from borrowings	459,929	76,798
Repurchase of senior secured notes	(413,000)	—
Payment on debt	(34,040)	(74,011)
Dividends paid	—	(603)
Other financing activities	(2,040)	608
Net cash provided by financing activities	10,849	2,792
Effect of exchange rate changes on cash	(1,101)	(6,830)
Net (decrease) increase in cash and cash equivalents	(21,627)	13,361
Cash and cash equivalents, beginning of period	117,431	66,799
Cash and cash equivalents, end of period	$95,804	$80,160

Supplemental information:
Interest paid	$16,422	$15,188
Income taxes paid, net of refunds received	$7,101	$4,732

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income (loss) attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income (loss) attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income (loss) attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income (loss) attributable to Titan to net income (loss) applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and six month periods ended June 30, 2021 and 2020.

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020

Net (loss) income applicable to common shareholders	$(2,773)	$(5,045)	$10,801	$(30,531)
Adjustments:
Insurance reimbursement	—	—	—	(4,936)
Foreign exchange loss (gain)	768	(8,836)	(8,709)	8,406
Loss on senior note repurchase	16,020	—	16,020	—
Asset impairment	—	1,007	—	3,586
Loss on sale of Wheels India Limited shares	—	2,005	—	2,005
Restructuring charge	—	399	—	399

Adjusted net income (loss) attributable to Titan	$14,015	$(10,470)	$18,112	$(21,071)

Adjusted earnings per common share:
Basic	$0.23	$(0.17)	$0.29	$(0.35)
Diluted	0.22	(0.17)	0.29	(0.35)

Average common shares and equivalents outstanding:
Basic	61,717	60,602	61,592	60,481
Diluted	62,568	60,602	62,480	60,481

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The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three and six month periods ended June 30, 2021 and 2020.

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020

Net (loss) income	$(2,426)	$(4,643)	$10,797	$(32,142)
Adjustments:
Provision for income taxes	1,991	1,980	4,585	2,035
Interest expense, excluding interest income	8,701	8,008	16,110	16,043
Depreciation and amortization	12,358	13,334	24,918	27,119
EBITDA	$20,624	$18,679	$56,410	$13,055
Adjustments:
Insurance reimbursement	—	—	—	(4,936)
Foreign exchange loss (gain)	768	(8,836)	(8,709)	8,406
Loss on senior note repurchase	16,020	—	16,020	—
Asset impairment	—	1,007	—	3,586
Loss on sale of Wheels India Limited shares	—	2,005	—	2,005
Restructuring charge	—	399	—	399
Adjusted EBITDA	$37,412	$13,254	$63,721	$22,515

The table below sets forth, for the three and six month period ended June 30, 2021, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three Months Ended June 30,			Change due to currency translation		Three Months Ended June 30, 2021
	2021	2020	% Change from 2020	$	%	Constant Currency
United States	$199,205	$140,662	41.6%	—	—%	$199,205
Europe / CIS	121,346	80,271	51.2%	7,562	9.4%	113,784
Latin America	78,928	41,498	90.2%	(1,331)	(3.2)%	80,259
Other International	39,160	23,702	65.2%	1,945	8.2%	37,215
	438,639	286,133	53.3%	8,176	2.9%	430,463

	Six Months Ended June 30,			Change due to currency translation		Six Months Ended June 30, 2021
	2021	2020	% Change from 2020	$	%	Constant Currency
United States	$385,610	$317,759	21.4%	—	—%	$385,610
Europe / CIS	233,508	164,691	41.8%	13,012	7.9%	220,496
Latin America	145,071	96,239	50.7%	(15,239)	(15.8)%	160,310
Other International	77,968	48,944	59.3%	4,666	9.5%	73,302
	842,157	627,633	34.2%	2,439	0.4%	839,718

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	June 30, 2021	December 31, 2020	June 30, 2020

Long-term debt	$452,730	$433,584	$462,240
Short-term debt	34,296	31,119	40,784
Total debt	$487,026	$464,703	$503,024
Cash and cash equivalents	95,804	117,431	80,160
Net debt	$391,222	$347,272	$422,864

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